The Clorox Company

Earnings Before Interest and Taxes (EBIT) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)

Reconciliation schedule of earnings before income taxes to EBIT and EBITDA

Dollars in millions and percentages based on rounded numbers

	Three Months Ended		Six Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Earnings before income taxes	$131	$128	$317	$302
Interest income	(1)	(4)	(3)	(7)
Interest expense	44	46	86	79
EBIT (2)	174	170	400	374
EBIT margin (2)	14.3%	14.3%	15.4%	15.4%
Depreciation and amortization	46	50	93	98
EBITDA (3)	$220	$220	$493	$472
EBITDA margin (3)	18.1%	18.5%	19.0%	19.5%
Net sales	$1,216	$1,186	$2,600	$2,425

(1)	In accordance with SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure.
Management believes the presentation of EBIT, EBIT margin, EBITDA and EBITDA margin provides additional useful information to investors about current trends in the business.
(2)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and expense, as reported above. EBIT margin is a measure of EBIT as a percentage of net sales.
(3)	EBITDA (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is a measure of EBITDA as a percentage of net sales.

The Clorox Company

Supplemental Information – Balance Sheet
(Unaudited)
As of December 31, 2008

Working Capital Update

	Q2
	FY 2009	FY 2008	Change	Days(5)	Days(5)
	($ millions)	($ millions)	($ millions)	FY 2009	FY 2008	Change
Receivables, net	$409	$397	$12	32	31	1 days
Inventories, net	$405	$421	-$16	51	48	3 days
Accounts payable (1)	$330	$312	$18	46	36	10 days
Accrued liabilities	$430	$389	$41
Total WC (2)	$152	$144	$8
Total WC % net sales (3)	3.1%	3.0%
Average WC (2)	$150	$109	$41
Average WC % net sales (4)	3.1%	2.3%

  Receivables increased primarily as a result of the acquisition of Burt’s Bees and higher December sales.
  Inventories decreased primarily as a result of a reduction in Glad inventory due to lower resin prices.
  Accounts payable increased mainly due to the timing of payments.
  Accrued liabilities increased primarily due to an increase in derivative liabilities as a result of the reduction in the market value of certain commodities.

Supplemental Information – Cash Flow
(Unaudited)
For the quarter ended December 31, 2008

Capital expenditures for the second quarter were $45 million

Depreciation and amortization for the second quarter was $46 million

Cash provided by operations

Net cash provided by operations in the second quarter was $98 million, compared with $148 million in the year-ago quarter. The decrease was primarily due to the timing of tax and interest payments.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].
(2)	Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.
(3)	Represents working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).
(4)	Represents a two-point average of working capital divided by annualized net sales (current quarter net sales x 4).
(5)	Days calculations based on a two-point average.

The Clorox Company

Supplemental Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Driver	Change vs. Prior Year (basis points)
	FY08										FY09
	Q1		Q2		Q3		Q4		FY		Q1		Q2
Cost savings	+180	bp	+170	bp	+150	bp	+180	bp	+170	bp	+200	bp	+210	bp
Pricing changes	+50	bp	+40	bp	+80	bp	+150	bp	+80	bp	+230	bp	+350	bp
Market movement (commodities)	-120	bp	-170	bp	-350	bp	-370	bp	-270	bp	-460	bp	-450	bp
Manufacturing & logistics (1)	-140	bp	-70	bp	-120	bp	-170	bp	-110	bp	-250	bp	-120	bp
All other (2)	0	bp	-130	bp	-110	bp	0	bp	-60	bp	+80	bp	-30	bp

Gross margin change vs prior year	-30	bp	-160	bp	-350	bp	-210	bp	-190	bp	-200	bp	-40	bp

(1)	“Manufacturing & logistics” includes the change in the cost of diesel fuel.
(2)	“All other” includes all other drivers of gross margin change, which are usually of an immaterial nature. Examples of drivers included: volume change, trade and consumer spending, restructuring and acquisition-related costs, foreign currency, etc. If a driver included in all other is deemed to be material in a given period, it will be disclosed as part of the company’s earnings release.

The Clorox Company Updated: 2-4-09

U.S. Price Increases from CY2005 - CY2009

Brand / Product	Average Increase	Effective Date
Home Care
Clorox Clean-Up® cleaners	5%	July 2005
Clorox Clean-Up® and Tilex® cleaners	8%	January 2006
Pine-Sol® cleaners	13%	May 2008
Clorox Clean-Up® cleaners	8%	August 2008
Formula 409®, Tilex®, and Clorox® Disinfecting Bathroom cleaners	12%	August 2008
Liquid-Plumr® products	9%	August 2008
Clorox® Toilet Bowl Cleaner and Clorox® ToiletWandTM products	8 – 13%	August 2008
Laundry
Clorox 2® bleach for colors	5%	July 2005
Clorox® liquid bleach	9%	July 2005
Clorox® liquid bleach	8%	January 2006
Clorox® liquid bleach	10%	August 2008
Glad
Glad® trash bags	13%	February 2005
GladWare® disposable containers	12%	February 2005
Glad® food bags	7%	August 2005
GladWare® disposable containers	9%	January 2006
Glad® trash bags	15%	February 2006
Glad® trash bags and GladWare® disposable containers	7%	February 2008
Glad® trash bags (rescinded December 2008)	10%	October 2008
Litter
Cat litter	5%	October 2005
Cat litter	6%	June 2006
Cat litter	7 – 8%	August 2008
Food
Hidden Valley Ranch® salad dressing	6%	October 2007
Hidden Valley Ranch® salad dressing	7%	August 2008
Charcoal
Match Light® charcoal	6%	January 2006
Kingsford® lighter fluid	10%	January 2006
Charcoal and lighter fluid	4 – 8%	January 2007
Charcoal	6%	January 2008
Charcoal and lighter fluid	7 – 16%	January 2009
Brita
Brita® pour-through filters	7%	January 2006
Brita® pitchers	5%	January 2006
Auto
Armor All® and STP® auto-care products	9%	January 2006
STP® functional fuel products	17%	October 2006
Armor All® and STP® auto-care products	5 – 7%	January 2008
Armor All® and STP® auto-care products	5 – 10%	January 2009

Notes:
  Average % increase reflects brand averages rounded to the whole percent. Individual SKUs vary versus the average.
  This communication reflects pricing actions on primary items.

The Clorox Company

Supplemental Information – Volume Growth

	% Change vs. Prior Year
Business Segment	FY08					FY09			Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
North America (1)	5%	6%	4%	6%	5%	4%	-2%	1%	Q2 decrease primarily driven by retailer inventory reductions, exiting the private-label food bags business, lower shipments of Glad® trash bags, Pine-Sol® cleaner and Clorox® liquid bleach due to the impact of price increases, and lower shipments of auto care products due to category softness. These were partially offset by acquisition of Burt’s Bees®, increased consumption of food products and new products, including Green Works™.
International	11%	6%	4%	7%	7%	5%	4%	4%	Q2 increase primarily driven by category growth in Latin America.

Total Company	6%	6%	4%	6%	6%	4%	-1%	2%

Supplemental Information – Sales Growth

	% Change vs. Prior Year
Business Segment	FY08					FY09			Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
North America (1)	5%	6%	8%	10%	8%	11%	3%	7%	Q2 growth primarily driven by the acquisition of Burt’s Bees® and the benefit of price increases, offset by unfavorable currency.
International	18%	17%	14%	16%	16%	14%	0%	7%	Flat Q2 sales are a result of higher shipments and the benefit of price increases, offset by unfavorable currency.

Total Company	7%	8%	9%	11%	9%	12%	3%	7%

(1)     North America includes U.S. and Canadian results and the worldwide Burt’s Bees business.